Exhibit 5.1

Constellium N.V. Tupolevlaan 41-61 1119 NW Schiphol-Rijk The Netherlands	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123

www.stibbe.com Date 4 November 2013

Constellium N.V. – SEC Exhibit 5.1 form of opinion letter

Ladies and Gentlemen,

(1)	We have acted as counsel as to matters of Netherlands law to Constellium N.V. (the “Company”) in connection with the offering (the “Offering”) by (1) Apollo Omega (Lux) S.à.r.l. (“Apollo”), (2) Rio Tinto International Holdings Limited (“RTIHL”), and (3) Omega Management GmbH & Co. KG (“KG” and together with Apollo and RTIHL, the “Selling Shareholders”) of 17,500,000 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company (the “Secondary Shares”) and at the request of the underwriters by Apollo and RTIHL of up to 2,625,000 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company (the “Over-Allotment Shares”) to be sold pursuant to an underwriting agreement among the underwriters named in Schedule I thereto, the Company and the Selling Shareholders (the “Underwriting Agreement”).

This opinion is furnished to you in order to be filed as an exhibit to the form F-1 registration statement relating to the Offering filed by you with the U.S. Securities and Exchange Commission (the “Registration Statement”).

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Underwriting Agreement;

(c)	the deed of incorporation of the Company dated 14 May 2010 and the Company’s articles of association (statuten) as lastly amended on 21 May 2013 pursuant to the Deed of Conversion (as defined below), which according to the Extract (as defined below) are the articles of association of the Company as currently in force;

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

(d)	a copy of the deed of conversion and amendment of the Company’s articles of association executed before P.H.N. Quist, civil law notary in Amsterdam, on 21 May 2013 (by which deed, inter alia, Constellium Holdco B.V. was converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a public limited company (naamloze vennootschap) and renamed Constellium N.V.) (the “Deed of Conversion”);

(e)	an on-line extract from the Commercial Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

(f)	the shareholders register of the Company;

(g)	a certificate of the management board of the Company dated the date of this opinion; and

(h)	each of the documents listed in Annex 1 hereto.

The resolutions listed in (4) - (6) and (10) - (14) of the Annex are hereinafter collectively also referred to as the “Resolutions”. The Registration Statement, the Underwriting Agreement and the documents listed under (h) are collectively also referred to as the “Documents”.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at their date, and have through the date hereof remained, accurate and in full force and effect without modification;

(b)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the files kept by the Commercial Register with respect to the Company;

(c)	that the information set forth in the shareholders register of the Company is complete and accurate on the date hereof; and

(d)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof.

(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are

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interpreted in case law of the courts of the Netherlands and in administrative rulings, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect. We express no opinion about matters of taxation.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap); and

(b)	the Secondary Shares and the Over-Allotment Shares are validly issued and fully paid and will be non-assessable.

(6)	The term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(7)	As to matters of fact, we have relied upon oral and written representations and certificates or comparable documents of the management board and/or responsible officers and representatives of the Company.

(8)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. In the event of a conflict or inconsistency, the relevant concept shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

(9)	We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Yours faithfully,

Stibbe N.V.

/s/ Hans Witteveen	/s/ Derk Lemstra

Hans Witteveen	Derk Lemstra

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ANNEX 1

(1)	A copy of a notarial deed of issue of shares in the capital of the Company executed before P.H.N. Quist, civil law notary in Amsterdam, on 4 January 2011, pursuant to which the Company the following shares (i) 45 Class A ordinary shares to Apollo Omega (Lux) S.à r.l., (ii) 1,376,505 Class A ordinary shares to Rio Tinto International Holdings Limited, and (iii) 352,920 Class A ordinary shares to Fonds Stratégique d’Investissement.

(2)	A copy of a notarial deed of issue of shares in the capital of the Company executed before P.H.N. Quist, civil law notary in Amsterdam, on 12 April 2011 pursuant to which the Company issued 148,998 Class A ordinary shares and 82,032 Class B2 ordinary shares to KG.

(3)	A copy of a notarial deed of issue of shares in the capital of the Company executed before P.H.N. Quist, civil law notary in Amsterdam, on 19 July 2011 pursuant to which the Company issued 18,699 Class A ordinary shares and 9,652 Class B2 ordinary shares to KG.

(4)	Minutes of the meeting of the Board of the Company dated 28 February 2012 containing resolutions regarding, inter alia, the conversion of 4,027 Class B2 into Class B1 shares.

(5)	Minutes of the meeting of the Board of the Company dated 22 May 2012 containing resolutions regarding, inter alia, the conversion of 9,639 Class B2 shares into Class B1 shares.

(6)	Minutes of the meeting of the Board of the Company dated 13 March 2013 containing resolutions regarding, inter alia, the conversion of 24,526 Class B2 shares into Class B1 shares.

(7)	A copy of a notarial deed of exchange and transfer executed before P.H.N. Quist, civil law notary in Amsterdam, on 16 May 2013 pursuant to which the Company acquired 15,938 Class A ordinary shares, 2,441 Class B1 ordinary shares and 12,986 Class B2 ordinary shares.

(8)	A copy of the deed of issue of shares in the capital of the Company executed before P.H.N. Quist, civil law notary in Amsterdam, on 16 May 2013 pursuant to which the Company issued (i) 1 preference share to Apollo, (ii) 1 preference share to RTIHL, (iii) 1 preference share to KG, (iv) 1 preference share to Fonds Stratégique d’Investissement, and (v) 1 preference share to AMI (Luxembourg) S.à r.l. (as general partner of PSI C.V.).

(9)	A copy of the deed of issue of shares in the capital of the Company executed before P.H.N. Quist, civil law notary in Amsterdam, on 16 May 2013 between, among others, the Company and the Selling Shareholders in connection with, inter alia, the issuance of (i) 40,777,082 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company to Apollo, (ii) 31,389,272 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company to RTIHL and (iii) 3,460,652 Class A ordinary shares with a nominal value of € 0.02 in the capital of the Company to KG.

(10)	Written resolutions of the board of the Company adopted on 16 May 2013 approving, inter alia, the issuance of shares pursuant to the deed of issuance mentioned under (9) of this Annex.

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(11)	Written resolutions of the general meeting and the meeting of holders of shares A, B1 and B2 of the Company adopted on 16 May 2013 approving, inter alia, the issuance of shares to, among others, the Selling Shareholders in accordance with the deed of issuance mentioned under (9) of this Annex.

(12)	A certificate dated 17 May 2013 of the chief financial officer of the Company confirming that the reserves of the Company were sufficient as at 16 May 2013 to make the payment on the shares as set out in and in accordance with the deed of issuance mentioned under (9) of this Annex;

(13)	Minutes of the general meeting and the meeting of holders of shares A, B1 and B2 of the Company dated 21 May 2013 regarding, inter alia, the conversion from the private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) Constellium Holdco B.V. into a public limited company (naamloze vennootschap) and renaming the Company Constellium N.V.

(14)	Minutes of the meeting of the Board of the Company dated 24 September 2013 containing resolutions regarding, inter alia, the conversion of 8,949 Class B shares into Class A shares.

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